News Release

Nektar Therapeutics   201 Industrial Road   San Carlos, CA 94070   650-631-3100 Phone   650-631-3150 Fax   www.nektar.com

Nektar Therapeutics Repurchases $100 Million of Convertible Debt

And Reports Third Quarter 2008 Financial Results

SAN CARLOS, Calif., November 6, 2008— Nektar Therapeutics (Nasdaq: NKTR) today announced that it has repurchased over 32%, or $100 million, of its outstanding convertible debt for approximately 48 cents on the dollar for a total purchase price of $47.8 million. The company also reported its financial results for the third quarter and nine-months ended September 30, 2008.

"The turnaround at Nektar is now largely complete,” said Nektar President and CEO Howard W. Robin. “We have created one of the most robust pipelines in biotech, dramatically improved the company’s financial strength, assembled a new management team with a solid track record, and refocused the business around our powerful polymer and conjugate chemistry drug development platform.”

Third Quarter 2008 Financial Results

Cash, cash equivalents, and short-term investments were $344.5 million at September 30, 2008 compared to $373.9 million at June 30, 2008.

Revenue for the three month period ended September 30, 2008 was $21.4 million compared to revenue of $56.3 million in the third quarter of 2007. For the first nine months of 2008, revenue was $61.8 million as compared to $207.3 million in the same period of 2007. This decrease in revenue primarily is the result of lower product manufacturing revenues due to the termination of the inhaled insulin collaboration by Pfizer in late 2007.

Nektar has continued to make significant improvements to its operating efficiencies as compared to a year ago. For the first nine months of 2008, the company's general and administrative expense was $37.0 million as compared to $42.3 million for the same period a year ago. Research and development expense was $109.1 million in the first nine months of 2008 as compared to $114.3 million for the same period in 2007. Included in the $109.1 million of overall research and development spending is approximately $66.0 million of new investments in Nektar preclinical and clinical development programs.

Nektar reported a net loss for the quarter ended September 30, 2008 of $37.0 million or $0.40 per share, compared to a net loss of $18.6 million or $0.20 per share in the third quarter of 2007. For the first nine months of 2008, the company reported a net loss of $111.1 million or $1.20 per share, compared to a net loss of $71.8 million or $0.78 per share for the same period in 2007.

News Release

Nektar Therapeutics   201 Industrial Road   San Carlos, CA 94070   650-631-3100 Phone   650-631-3150 Fax   www.nektar.com

Conference Call to Discuss Third Quarter 2008 Financial Results

Nektar will host a conference call today for analysts and investors at 2:00 p.m. Pacific time to discuss the company's third quarter performance. This conference call will be available via webcast and can be accessed through a link that is posted on the Investor Relations section of the Nektar website, www.nektar.com. The web broadcast of the conference call will be available for replay through November 20, 2008.

To access the conference call, follow these instructions:
Dial: 866-362-4666 (U.S.); 617-597-5313 (international)
Participant Passcode: 63756947 (Howard Robin is the host)

Audio replay dial-in and passcode:
To access the replay, follow these instructions:
Dial: 888-286-8010 (U.S.); 617-801-6888 (international)
Participant Passcode: 41304675

Nektar to Host Annual R&D Day on November 12

Nektar will host its second annual R&D Day meeting on Wednesday, November 12, 2008 from 12:00 pm to 3:30 pm Eastern time at the InterContinental Hotel in New York City. For more information or to RSVP for this event, please visit the investor relations section of the company’s website at www.nektar.com.

About Nektar

Nektar Therapeutics is a biopharmaceutical company developing novel therapeutics based on its PEGylation and conjugate chemistry technology platforms. Nektar’s technology and drug development expertise have enabled nine approved products for partners, which include leading biopharmaceutical companies. Nektar is also developing a robust pipeline of its own high-value therapeutics that addresses unmet medical needs by leveraging and expanding its technology platforms to improve and enable molecules. For more information on Nektar Therapeutics, please visit http://www.nektar.com.

News Release

Nektar Therapeutics   201 Industrial Road   San Carlos, CA 94070   650-631-3100 Phone   650-631-3150 Fax   www.nektar.com

This press release contains forward-looking statements that reflect the company's current views regarding the status of the company’s turnaround, the potential, progress, and clinical plans for the company's proprietary and partnered product pipeline, the value and potential of the company's technology platforms, and the company’s financial strength. These forward-looking statements involve risks and uncertainties, including but not limited to: (i) the company's proprietary product candidates and those of its partners are in various stages of clinical development and the risk of failure is high and can occur at any stage prior to regulatory approval; (ii) the timing or success of the commencement or end of clinical trials and commercial launch of partnered products may be delayed or unsuccessful due to slower than anticipated patient enrollment, drug manufacturing challenges, changing standards of care, clinical trial design, clinical outcomes, or delay or failure in obtaining regulatory approval in one or more important markets; (iii) clinical trials are long, expensive and uncertain processes and the risk of failure of any product that is in clinical development and prior to regulatory approval remains high and can occur at any stage due to efficacy, safety or other factors; , and (iv) the risk that the sale of the company’s pulmonary business assets to Novartis Pharmaceuticals Corporation may not close or the closing may be delayed, (v) the company's patent applications for its proprietary or partner product candidates may not issue, patents that have issued may not be enforceable, or intellectual property licenses from third parties may be required in the future; and (vi) the outcome of any existing or future intellectual property or other litigation related to the company's proprietary product candidates or complex commercial agreements. Other important risks and uncertainties are detailed in the company's reports and other filings with the Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q. Actual results could differ materially from the forward-looking statements contained in this press release. The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

Stephan Herrera, 415-488-7699
sherrera@nektar.com

Jennifer Ruddock, 650-631-4954
jruddock@nektar.com

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2008	December 31, 2007
	(unaudited)	(1)
ASSETS

Current assets:
Cash and cash equivalents	$63,713	$76,293
Short-term investments	280,803	406,060
Accounts receivable, net of allowance	8,515	21,637
Inventory	9,861	12,187
Assets held for sale	42,975	-
Other current assets	4,420	7,106
Total current assets	410,287	523,283

Property and equipment, net	73,641	114,420
Goodwill	78,431	78,431
Other intangible assets, net	1,971	2,680
Other assets	4,022	6,289
Total assets	$568,352	$725,103

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,113	$3,589
Accrued compensation	14,723	14,680
Accrued expenses to contract manufacturers	-	40,444
Accrued expenses	15,715	12,446
Interest payable	85	2,638
Capital lease obligations, current portion	1,401	2,335
Deferred revenue, current portion	11,970	19,620
Other current liabilities	2,515	2,340
Total current liabilities	48,522	98,092

Convertible subordinated notes	315,000	315,000
Capital lease obligations	20,689	21,632
Deferred revenue	57,027	61,349
Deferred gain	7,323	8,680
Other long-term liabilities	11,159	5,911
Total liabilities	459,720	510,664

Commitments and contingencies

Stockholders' equity:
Preferred stock	-	-
Common stock	9	9
Capital in excess of par value	1,309,973	1,302,541
Accumulated other comprehensive income	(478)	1,643
Accumulated deficit	(1,200,872)	(1,089,754)
Total stockholders' equity	108,632	214,439
Total liabilities and stockholders' equity	$568,352	$725,103

(1) The consolidated balance sheet at December 31, 2007 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements. Certain 2007 amounts have been reclassified between line items to conform with the 2008 presentation.

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share information)

	Unaudited		Unaudited
	Three-Months Ended September 30,		Nine-Months Ended September 30,
	2008	2007	2008	2007

Revenue:
Product sales and royalties	$9,474	$37,497	$28,855	$159,818
Contract research	11,965	18,824	32,977	47,436
Total revenue	21,439	56,321	61,832	207,254

Operating costs and expenses:
Cost of goods sold	5,349	27,457	18,020	123,469
Cost of idle Exubera manufacturing capacity			6,821
Research and development	38,265	35,773	109,138	114,265
General and administrative	12,149	12,426	36,951	42,339
Amortization of other intangible assets	237	237	710	710
Total operating costs and expenses	56,000	75,893	171,640	280,783

Loss from operations	(34,561)	(19,572)	(109,808)	(73,529)

Non-operating income (expense):
Interest income	2,375	5,519	10,578	16,444
Interest expense	(3,988)	(4,773)	(11,835)	(14,408)
Loss on equity investment	(705)	-	(705)	-
Other income (expense), net	117	206	1,188	189
Total non-operating income (expense)	(2,201)	952	(774)	2,225
Loss before provision for income taxes	(36,762)	(18,620)	(110,582)	(71,304)
Provision for income taxes	276	-	536	500
Net loss	$(37,038)	$(18,620)	$(111,118)	$(71,804)

Basic and diluted net loss per share	$(0.40)	$(0.20)	$(1.20)	$(0.78)
Shares used in computing basic and diluted net loss per share	92,415	92,028	92,408	91,764

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except per share information)
(unaudited)

	Nine Months Ended September 30,
	2008	2007
Cash flows used in operating activities:
Net loss	$(111,118)	$(71,804)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	6,955	11,712
Depreciation and amortization	18,610	22,964
Loss on equity investment	705	-
Foreign currency transaction loss	428	-
Loss on sale or disposal of assets	282	1,776
Amortization of gain related to sale of building	(656)	(656)
Changes in assets and liabilities:
Decrease (increase) in trade accounts receivable	13,122	10,343
Decrease (increase) in inventories	2,326	(2,519)
Decrease (increase) in prepaids and other assets	2,659	6,846
Increase (decrease) in accounts payable	(1,476)	(2,784)
Increase (decrease) in accrued compensation	(229)	(2,170)
Increase (decrease) in accrued expenses to contract manufacturers	(40,444)	-
Increase (decrease) in accrued expenses	3,269	6,622
Increase (decrease) in interest payable	(2,553)	(2,684)
Increase (decrease) in deferred revenue	(11,972)	61,777
Increase (decrease) in other liabilities	5,027	152
Net cash used in operating activities	(115,065)	39,575

Cash flows from investing activities:
Purchases of investments	(411,417)	(342,807)
Maturities of investments	506,348	468,245
Sales of investments	28,590	-
Purchases of property and equipment	(15,064)	(21,030)
Investment in Pearl Therapeutics Inc.	(4,236)	-
Net cash provided by investing activities	104,221	104,408

Cash flows used in financing activities:
Repayments of convertible subordinated notes	-	(36,026)
Payments of loan and capital lease obligations	(1,910)	(787)
Proceeds from issuance of common stock related to employee stock option exercises and employee stock purchase plan	477	3,479
Net cash used in financing activities	(1,433)	(33,334)

Effect of exchange rates on cash and cash equivalents	(303)	304
Net increase (decrease) in cash and cash equivalents	$(12,580)	$110,953

Cash and cash equivalents at beginning of period	$76,293	$63,760
Cash and cash equivalents at end of period	$63,713	$174,713